SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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City National Rochdale Funds
(Name of Registrant as Specified in Its Charter)

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IMPORTANT NEWS ABOUT
CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND

September 5, 2014

To the Shareholders of the City National Rochdale Fixed Income Opportunities Fund:

The Board of Trustees of City National Rochdale Funds has appointed Ashmore Investment Management Limited ("Ashmore") and AllFinancial Partners II, LLC (“All Financial”) as sub-advisers to the City National Rochdale Fixed Income Opportunities Fund (the “Fund”).

•
Ashmore is a new sub-adviser to the Fund. On May 14, 2014, the Board of Trustees approved a sub-advisory agreement between City National Rochdale, LLC (the “Adviser”), the Fund’s investment adviser, and Ashmore with respect to the Fund.

•
All Financial is newly appointed as a sub-adviser to the Fund. However, All Financial’s parent company, AllFinancial Group, LLC (“All Financial Group”), has provided investment recommendations to the Adviser with respect to the Fund’s investments in life insurance policies and related interests and with respect to investments by the City National Rochdale Alternative Total Return Fund, which recently reorganized into the Fund. On May 14, 2014, the Board of Trustees approved a sub-advisory agreement between the Adviser and All Financial with respect to the Fund.

City National Rochdale, LLC continues to serve as investment adviser to the Fund. There will be no increase in fees to the Fund and its shareholders as a result of these approvals.

The next few pages of this package feature more information about Ashmore and All Financial. Please take a few moments to read them. Call us at (888) 889-0799 if you have any questions.

On behalf of the Board of Trustees, I thank you for your continued investment in the Fund.

Sincerely,

Garrett D’Alessandro
President

INFORMATION STATEMENT
TO SHAREHOLDERS OF THE
CITY NATIONAL ROCHDALE FIXED INCOME OPPORTUNITIES FUND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
 THE INFORMATION STATEMENT
The Information Statement is available at www.citynationalrochdalefunds.com.

This document is an Information Statement and is being furnished to shareholders of the City National Rochdale Fixed Income Opportunities Fund (the “Fund”), a series of City National Rochdale Funds (the “Trust”), in lieu of a proxy statement pursuant to the terms of an exemption order issued by the Securities and Exchange Commission (the “SEC”). City National Rochdale, LLC (the “Adviser”) serves as the investment adviser for the Fund. The exemption order permits the Adviser and the Board of Trustees of the Trust to employ unaffiliated sub-advisers, terminate sub-advisers, and modify sub-advisory agreements with unaffiliated sub-advisers without prior approval of the Fund’s shareholders.

The Board reviews advisory and sub-advisory agreements annually. In addition, under the SEC order, if the Adviser and the Board retain a new sub-adviser, the Trust is required to provide an Information Statement to shareholders of the affected portfolios of the Trust explaining the change.

This Information Statement is being mailed on or about September 12, 2014, to the shareholders of the Fund as of September 3, 2014. The Fund will pay the expenses of preparing this Information Statement, which are estimated to be $9,000. Certain information on the share ownership of the Fund is set forth in Appendix A.

WE ARE NOT ASKING YOU FOR A PROXY.
 PLEASE DO NOT SEND US A PROXY.

Appointment of Ashmore Investment Management Limited as Sub-Adviser to the Fund

On May 14, 2014, the Board of Trustees (the “Board”) of the Trust, including the Trustees who are not “interested persons” of the Trust (“Independent Trustees”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), unanimously approved the appointment of Ashmore as an additional sub-adviser to the Fund.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of Ashmore. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, any interest in Ashmore, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which Ashmore, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its May 14, 2014, meeting, the Board reviewed the proposed sub-advisory agreement between the Adviser and Ashmore with respect to the Fund. In that connection, the Board considered a variety of matters, including information about the background, education and experience of Ashmore’s key portfolio management and operational personnel; its overall financial strength and stability; its resources and related efforts to retain, attract and motivate capable personnel to serve the Fund; and the overall general quality and depth of its organization. The Board also reviewed Ashmore’s investment philosophy and processes as well as its brokerage and trading practices, its disaster recovery and contingency planning, and its commitment and systems in place with regard to compliance with applicable laws and regulations.

The Board considered the composite performance of accounts managed by Ashmore using its Emerging Market Corporate Debt (High Yield) strategy, the same investment strategy it would use to manage its portion of the Fund. The Board observed that the annualized returns of the composite, which commenced August 2007, were higher than the returns of the JP Morgan Corporate Emerging Market Bond (CEMBI) Non-Investment Grade Index for the one-, three- and five-year and since inception periods ending December 31, 2013. The Board concluded that the services proposed to be provided to the Fund by Ashmore would benefit the shareholders of the Fund.

The Board reviewed the fees charged by Ashmore to two commingled funds that it managed using the same investment strategies it would use to manage its portion of the Fund, and noted that the asset-based fees charged by Ashmore to the commingled funds were greater than the management fees it would be charging with respect to the Fund, and that one of the commingled funds also paid a significant performance-based fee. The Board also considered the potential benefits to be received by Ashmore as a result of its relationship with the Fund generally, including sub-advisory fees paid to Ashmore and the intangible benefits of its association with the Fund and any favorable publicity arising in connection with the Fund’s performance. The Board considered that although the Fund’s advisory agreement and the Ashmore sub-advisory agreement did not provide for breakpoints, the Adviser would retain no advisory fees with respect to the portion of the Fund to be managed by Ashmore and significant economies of scale were not likely to be realized by Ashmore at the Fund asset levels anticipated during the next several years of the Fund’s operations.

Based on their review, including their consideration of each of the factors referred to above, the Board and the Independent Trustees concluded that the terms of the proposed sub-advisory agreement, including the fees to be received by Ashmore, were fair and reasonable in light of the nature and quality of the services proposed to be provided by Ashmore to the Fund and its shareholders, and approved the sub-advisory agreement.

Appointment of AllFinancial Partners II, LLC as Sub-Adviser to the Fund

On May 14, 2014, the Board, including the Independent Trustees, also unanimously approved the appointment of All Financial as a sub-adviser to the Fund.

All Financial Group, the parent company of All Financial, has provided investment recommendations to the Adviser with respect to the Fund’s investments in life insurance policies and related interests in life settlement transactions since May 2014, and with respect to such investments by the City National Rochdale Alternative Total Return Fund (the “Alternative Total Return Fund”), a closed-end fund that reorganized into the Fund effective May 30, 2014, since January 2011. Michael Krasnerman, the Chief Executive Officer and President of both All Financial Group and All Financial and the person who has been responsible for All Financial Group’s recommendations to the Adviser with respect to such investments by the Fund and the Alternative Total Return Fund, serves as the portfolio manager of All Financial’s portion of the Fund.

No officers or Trustees of the Trust are officers, employees, directors, managers or members of All Financial. In addition, since the beginning of the Trust’s last fiscal year, no Trustee has had, directly or indirectly, any interest in All Financial, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, and no Trustee has been a party to a material transaction or material proposed transaction to which All Financial, any of its parents or subsidiaries or any subsidiaries of a parent of any such entities, was or is to be a party.

Considerations by the Board of Trustees

At its May 14, 2014, meeting, in connection with its review of the proposed sub-advisory agreement, the Board considered a variety of matters, including information about All Financial’s advisory business and expertise in the life settlement market, the advisory services All Financial would be providing to the Fund with respect to the Fund’s investments in life insurance policies, and personnel who would provide services to the Fund; performance results of the Alternative Total Return Fund over various periods; and All Financial’s sub-advisory fees with respect to the Fund. The Board considered All Financial’s role in recommending new life insurance policies to the Adviser for investment by the Fund, noting that All Financial would have no investment discretion with respect to the Fund, and that the Adviser would continue to make investment decisions with respect to the Fund’s investments in life insurance policies based on All Financial’s recommendations. The Board also noted that All Financial had agreed to give the Fund a right of first refusal to purchase any life insurance policy that fit the Fund’s investment criteria before All Financial would acquire the policy for itself or any other client.

The Board considered the performance of the Alternative Return Fund, which commenced January 4, 2011, and reorganized into the Fund at the end of May 2014, and for which Mr. Krasnerman had provided investment recommendations. The Board noted that the Alternative Total Return Fund had outperformed the Barclays Intermediate Aggregate Bond Index plus 500 basis points for the one-year and since inception periods ending March 31, 2014, although the Fund had underperformed the S&P 500 Index by 1,339 basis points and 71 basis points for the same periods, respectively. The Board concluded that the services proposed to be provided to the Fund by All Financial would benefit the shareholders of the Fund.

The Trustees considered that the Fund would be All Financial’s only client and that therefore they were unable to compare the proposed fees to be paid to All Financial with respect to the portion of the Fund invested in life insurance policies with the fees to be paid to other clients of All Financial. The Board also considered the potential benefits to be received by All Financial as a result of its relationship with the Fund generally, including sub-advisory fees paid to All Financial and the intangible benefits of its association with the Fund and any favorable publicity arising in connection with the Fund’s performance. The Board considered that although the Fund’s advisory agreement and the All Financial sub-advisory agreement did not provide for breakpoints, the Adviser would not be retaining any portion of its advisory fee with respect to the Fund’s investment in life insurance policies and significant economies of scale were not likely to be realized by All Financial at the Fund asset levels anticipated during the next several years of the Fund’s operations.

Based on their review, including their consideration of each of the factors referred to above, the Board and the Independent Trustees concluded that the terms of the proposed sub-advisory agreement, including the fees to be received by All Financial, were fair and reasonable in light of the nature and quality of the services proposed to be provided by All Financial to the Fund and its shareholders, and approved the sub-advisory agreement.

Terms of Sub-Advisory Agreements

Each of the Ashmore and All Financial sub-advisory agreements will continue in force for a term of two years following its effective date, unless sooner terminated. Each agreement will continue in force from year to year thereafter so long as it is specifically approved at least annually in the manner required by the 1940 Act.

Each agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without payment of any penalty by the Adviser, by the Board or by a vote of a majority of the outstanding voting securities of the Fund, as defined by the 1940 Act, on 60 days’ prior written notice to the respective sub-adviser. Each agreement may also be terminated at any time by the respective sub-adviser on 60 days’ written notice to the Adviser and the Fund. Each agreement will automatically terminate if the Investment Management Agreement between the Adviser and the Trust with respect to the Fund is terminated.

Each of Ashmore and All Financial is entitled to annual fees of 0.50% of average daily net assets of the portion of the Fund it manages. All sub-advisory fees are paid by the Adviser and not the Fund. Because the Adviser pays each sub-adviser out of the Adviser’s own fees received from the Fund, there is no “duplication” of advisory fees paid. The Adviser receives an annual fee of 0.50% of the Fund’s average daily net assets. There will be no increase in advisory fees to the Fund and its shareholders in connection with the appointment of Ashmore or All Financial as a sub-adviser to the Fund.

The foregoing description of each agreement is only a summary and is qualified in its entirety by reference to the text of the agreement. A copy of each agreement is on file with the SEC and is available: (1) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (2) by mail (Public Reference Section, Securities and Exchange Commission, Washington, DC 20549-1520) or email (publicinfo@sec.gov) (upon payment of any applicable fees); or (3) on the EDGAR Database on the SEC’s internet website (www.sec.gov).

Certain Information Regarding Sub-Advisers

Ashmore Investment Management Limited

Ashmore is located at 61 Aldwych, London, United Kingdom, WC2B 4AE. Ashmore is indirectly wholly owned by Ashmore Group plc, a company incorporated in England and Wales that is listed on the official list of the UK Listing Authority and is admitted to trading on the London Stock Exchange. Ashmore was founded in 1992 as a division of the Australia and New Zealand Banking Group (“ANZ”), subsequently incorporated by ANZ in 1997 under the name ANZ Emerging Markets Fund Management Limited (“EMFM”). In 1998, EMFM’s senior management sought a management buy-out of this business, which included all EMFM managed funds. This was completed in Feb 1999 and EMFM was renamed Ashmore Investment Management Limited (“AIML”). Ashmore provides fixed income investment management services focused on emerging market debt to individuals and institutions. As of June 30, 2014, Ashmore and its affiliates managed assets of approximately $75 billion.

Members of the Investment Committee (Mark Coombs as Chair, Herbert Saller, Ricardo Xavier and Robin Forrest) have primary responsibility for the day-to-day investment decisions with respect to Ashmore’s portion of the Fund. Mr. Coombs has been Chief Executive Officer of Ashmore since inception of the firm and Chair of its Investment Committee since 1992. Mr. Saller has been Senior Portfolio Manager of Ashmore since 2002 and a member of its Investment Committee since 2010. Mr. Xavier has been Senior Portfolio Manager of Ashmore since 2003 and a member of its Investment Committee since 2009. Mr. Forrest has been a Senior Portfolio Manager of Ashmore since 2006 and member of its Investment Committee since 2012.

The names and principal occupations of the principal executive officers and directors of Ashmore are listed below:

Name	Principal Occupation/Title
Mark Coombs	Chief Executive Officer
Tom Shippey	Group Finance Director

Each of the principal executive officers and directors of Ashmore is located at 61 Aldwych, London, United Kingdom, WC2B 4AE.

The following information was provided by Ashmore regarding the other mutual funds for which it serves as investment adviser or sub-adviser and which have investment objectives similar to those of Ashmore’s portion of the Fund.

Fund (Advised or Sub-Advised)	Fee Rate (Including Fee Waivers or Expense Reductions)	Total Fund Assets / Net Assets Sub-Advised by Ashmore as of June 30, 2014
Ashmore Emerging Markets Corporate High Yield Portfolio	2.00%	$808,100,000
Ashmore SICAV Corporate High Yield Fund	1.15%	$181,900,000

AllFinancial Partners II, LLC

All Financial is located at 7 Partridge Hollow Road, Greenwich, Connecticut 06831, and is owned by All Financial Group, which is owned by Michael Krasnerman. All Financial was organized in 2013. All Financial provides certain non-discretionary advisory, administrative and oversight services with respect to the Fund's life settlement portfolio. Before the Fund invests in any life insurance policy, All Financial performs a due diligence review of the insured owner of the policy and recommends to the Adviser that the Fund invest in the policy. As of the date of this information statement, the Fund is All Financial’s only client.

Michael Krasnerman has primary responsibility for day-to-day management with respect to All Financial’s portion of the Fund. Mr. Krasnerman has been Chief Executive Officer of All Financial since 2013 and Chief Executive Officer of All Financial Group since its inception in 2008.

The names and principal occupations of the principal executive officers and directors of All Financial are listed below:

Name	Principal Occupation/Title
Michael Krasnerman	President and Chief Executive Officer
Alan J. Goldberger	Chief Compliance Officer

Each of the principal executive officers and directors of All Financial is located at 7 Partridge Hollow Road, Greenwich, Connecticut 06831.

All Financial does not serve as adviser or sub-adviser to any other mutual funds.

General Information

The principal executive offices of the Trust and the Adviser are located at 400 North Roxbury Drive, Beverly Hills, California 90210. The Trust’s administrator is SEI Global Funds Services, Inc., and the Trust’s distributor is SEI Investments Distribution Co., each of which is located at One Freedom Valley Drive, Oaks, Pennsylvania 19456. The Trust’s transfer agent is U.S. Bancorp Fund Services, LLC, which is located at 615 East Michigan Street, Milwaukee, Wisconsin 53202. The Trust’s custodian is U.S. Bank, N.A., which is located at 50 South 16th Street, Philadelphia, Pennsylvania 19102. Counsel to the Trust is Bingham McCutchen LLP, 355 South Grand Avenue, Suite 4400, Los Angeles, California 90071. Counsel to the Independent Trustees is Dechert LLP, 2010 Main Street, Suite 500, Irvine, California 92614.

The Trust will furnish, without charge, a copy of the most recent Annual Report and Semi-Annual Report to Shareholders of the Trust upon request. Requests for such reports should be directed to City National Rochdale Funds, c/o SEI Investments Distribution Co., One Freedom Valley Drive, Oaks, Pennsylvania 19456, or by calling (888) 889-0799, or by accessing the Trust’s website at www.citynationalrochdalefunds.com.

To reduce expenses, we may mail only one copy of each Annual and Semi-Annual Report, this Information Statement, and the Important Notice Regarding the Availability of the Information Statement to those addresses shared by two or more accounts. If you wish to receive individual copies of these documents, please call us at (888) 889-0799. We will begin sending you individual copies 30 days after receiving your request.

APPENDIX A

Shareholders Owning Beneficially or of Record More than 5%
of Any Class of the City National Rochdale Fixed Income Opportunities Fund

Shareholder and Address	Class	Percentage of Total Outstanding Shares of Class as of August 29, 2014
Pershing LLC 1 Pershing Plaza Jersey City, NJ 07399-0001	Class N	51.95%
Assetmark Trust Company FBO Assetmark Inc. and Mutual Clients and FBO Other Custodial Clients 3200 North Central Avenue, Floor 7 Phoenix, AZ 85012-2468	Class N	20.14%
City National Bank as Fiduciary for Various Accounts, Attn: Trust Ops/Mutual Funds 555 South Flower Street, Floor 10 Los Angeles, CA 90071-2300	Class N	19.00%

As of August 29, 2014, the Trustees and officers of the Trust owned of record, in aggregate, less than 1% of the outstanding shares of the City National Rochdale Fixed Income Opportunities Fund.